Exhibit 99.1

Cidara Provides Corporate Update and Reports Second Quarter 2020 Financial Results

SAN DIEGO, August 13, 2020 -- Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics to transform the standard of care for patients facing serious fungal or viral infections, today reported financial results for the three months ended June 30, 2020, and provided an update on its corporate activities and product pipeline.

"We are pleased to have dosed the first patient in our Phase 3 ReSPECT trial, which is evaluating rezafungin for the prevention of invasive fungal disease in patients undergoing allogeneic blood and marrow transplantation (BMT)," said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Cidara. “BMT patients often follow complex, poorly tolerated drug regimens and rezafungin has the potential to simplify and significantly transform the treatment approach for both patients and providers. We were also pleased to have been recently added to the Russell 3000® Index, which we believe reflects investors’ appreciation of Cidara’s antifungal and antiviral development portfolio."

Recent Corporate Highlights

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Dosed first patient in ReSPECT trial: In May, Cidara dosed the first patient in its pivotal Phase 3 ReSPECT trial of rezafungin for the prevention of invasive fungal disease in patients undergoing BMT.

•	Added to Russell 3000 Index: In June, Cidara announced that it had been added to the Russell 3000® Index.

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Presented at two investor conferences: In June, Cidara participated in the Cantor Fitzgerald Virtual Symposium, “Winning Ways to Treat Infections and COVID-19,” and presented at the Raymond James Human Health Innovations Conference.

Second Quarter 2020 Financial Results

•	Cash, cash equivalents and restricted cash totaled $64.1 million as of June 30, 2020, compared with $60.3 million as of December 31, 2019.

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As of June 30, 2020, Cidara had 42,019,195 shares of common stock outstanding, and 1,096,519 shares of Series X convertible preferred stock outstanding, which are convertible into 10,965,190 shares of common stock.

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Research and development expenses were $17.6 million and $30.6 million for the three and six months ended June 30, 2020, respectively, compared to $10.7 million and $23.4 million for the same periods in 2019. The increase in research and development expenses is primarily due to higher clinical expenses associated with the rezafungin clinical trials and increased spend on our Cloudbreak antiviral platform.

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General and administrative expenses were $4.0 million and $8.1 million for the three and six months ended June 30, 2020, respectively, compared to $3.5 million and $7.3 million for the same periods in 2019. The increase in general and administrative expenses is primarily due to higher consulting expenses and legal expenses associated with securing intellectual property rights.

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Net loss for the three months ended June 30, 2020 was $18.3 million, compared to a net loss of $13.5 million for the second quarter of 2019. For the six months ended June 30, 2020 and 2019, net loss was $32.8 million and $30.1 million, respectively.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics to improve the standard of care for patients facing serious fungal or viral infections. The Company’s portfolio is comprised of breakthrough approaches aimed at transforming existing treatment and prevention paradigms, first with its lead antifungal candidate, rezafungin, in addition to Antiviral Fc-Conjugates (AVCs) targeting influenza and other viral diseases from Cidara’s proprietary Cloudbreak® antiviral platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to rezafungin's ability to simplify and transform the standard of care for patients facing serious fungal or viral infections, whether rezafungin will simplify and transform the treatment for patients undergoing allogeneic BMT, the ability of our rezafungin and Cloudbreak antiviral programs to address the ongoing COVID-19 pandemic and whether our inclusion in the Russell 3000 index will result in increased visibility to institutional investors. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the availability of, and participation in, financing opportunities. These and other risks are identified in our filings with the Securities and Exchange Commission ("SEC"), including without limitation our most recent Quarterly Report on Form 10-Q and other filings subsequently made by Cidara with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea, Ph.D.
LifeSci Communications
(929) 469-3860
koshea@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and restricted cash	$64,085	$60,268
Other current assets	5,954	5,546
Non-current assets	3,364	3,162
Total assets	$73,403	$68,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$32,051	$31,141
Stockholders' equity	41,352	37,835
Total liabilities and stockholders' equity	$73,403	$68,976

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2020	2019	2020	2019
Revenues:
Collaboration revenue	$3,392	$—	$5,922	$—
Total revenues	3,392	—	5,922	—
Operating expenses:
Research and development	17,634	10,743	30,630	23,412
General and administrative	3,969	3,525	8,064	7,260
Total operating expenses	21,603	14,268	38,694	30,672
Loss from operations	(18,211)	(14,268)	(32,772)	(30,672)
Other income (expense):
Change in fair value of contingent forward purchase obligations	—	681	—	411
Interest (expense) income, net	(95)	40	(73)	153
Total other (expense) income, net	(95)	721	(73)	564
Net loss and comprehensive loss	$(18,306)	$(13,547)	$(32,845)	$(30,108)
Recognition of beneficial conversion feature	—	—	(2,762)	—
Net loss attributable to common shareholders	$(18,306)	$(13,547)	$(35,607)	$(30,108)
Basic and diluted net loss per common share	$(0.45)	$(0.47)	$(0.90)	$(1.19)

Shares used to compute basic and diluted net loss per common share	40,965,180	28,590,651	39,410,751	25,248,314

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